Exhibit 15.3

March 28, 2025
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for QIAGEN N.V. (the “Company”) and, under the date of March 28, 2025, we reported on the consolidated financial statements of QIAGEN N.V. as of and for the years ended December 31, 2024 and 2023, and the effectiveness of internal control over financial reporting as of December 31, 2024.

On June 21, 2024, the shareholders of Qiagen N.V. appointed EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft to serve as the Company’s new principal accountant for the year ending December 31, 2025 and KPMG AG Wirtschaftsprüfungsgesellschaft has declined to stand for reelection upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2024, and the issuance of our reports thereon.

We have read the Company’s statements included under Item 16F, Change in Registrant’s Certifying Accountant, of its Form 20-F to be filed on March 28, 2025, and we agree with such statements.

Very truly yours,

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Düsseldorf, Germany